                                                                     EXHIBIT 3.1
                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                          MINDSPRING ENTERPRISES, INC.



      MindSpring Enterprises, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

      1. The Corporation was originally incorporated on December 21, 1995, and its original Certificate of Incorporation was filed with the Secretary of the State of Delaware on the same date.

      2. The Board of Directors of the Corporation, at a meeting duly called and held in accordance with the By-laws of the Corporation and Section 141 of the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law"), duly adopted resolutions proposing and declaring advisable the adoption of the Amended and Restated Certificate of Incorporation of the Corporation in the form hereof.

      3. Holders of at least a majority of the outstanding shares of capital stock of the Corporation, in accordance with the By-laws of the Corporation and
Section 228 of the Delaware General Corporation Law, duly approved the Amended and Restated Certificate of Incorporation of the Corporation in the form hereof.

      4. Having been duly adopted pursuant to Sections 242 and 245 of the Delaware General Corporation Law, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions previously filed with the Secretary of the State of Delaware on December 21, 1995.

      5. The text of the Certificate of Incorporation of the Corporation hereby is amended and restated to read in its entirety as follows:

ARTICLE 1.         NAME

      The name of this corporation is MINDSPRING ENTERPRISES, INC.

ARTICLE 2.         REGISTERED OFFICE AND AGENT

      The registered office of the Corporation shall be located at 1013 Centre Road, Wilmington, Delaware 19805 in the County of New Castle. The registered agent of the Corporation at such address shall be Corporation Service Company.
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ARTICLE 3.  PURPOSE AND POWERS

      The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law. The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

ARTICLE 4.         CAPITAL STOCK


      4.1.  AUTHORIZED SHARES

      The total number of shares of capital stock that the Corporation shall be authorized to issue is 21,000,000 divided into three classes as follows: (i) 15,000,000 shares of common stock having a par value of $.01 per share ("Common Stock"); (ii) 5,000,000 shares of Class C preferred stock having a par value of $.01 per share ("Class C Preferred Stock"); and (iii) One Million (1,000,000) shares of serial preferred stock in series having a par value of $.01 per share (the "Preferred Stock").


      4.2.  COMMON STOCK

            4.2.1. RELATIVE RIGHTS

            The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of the Preferred Stock and Class C Preferred Stock as set forth herein and in the certificate of designations filed to establish the respective series of Preferred Stock. Each share of Common Stock shall have the same relative rights as and be identical in all respects to all the other shares of Common Stock.

            4.2.2. DIVIDENDS

            Whenever there shall have been paid, or declared and set aside for payment, to the holders of shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends thereon, but only when and as declared by the Board of Directors of the Corporation.

            4.2.3. DISSOLUTION, LIQUIDATION, WINDING UP

            In the event of any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock,

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and holders of any class or series of stock entitled to participate therewith, in whole or in part, as to the distribution of assets in such event, shall become entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or provided for payment of, all debts and liabilities of the Corporation and after the Corporation shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up the full preferential amounts (if any) to which they are entitled.

            4.2.4. VOTING RIGHTS

            Each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and, share for share and without regard to class, together with the holders of all other classes of stock entitled to attend such meetings and to vote (except any class or series of stock having special voting rights), to cast one vote for each outstanding share of Common Stock so held upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders.


      4.3.  CLASS C PREFERRED STOCK

      The Class C Preferred Stock shall rank, both as to dividends and upon liquidation, senior and prior to the Corporation's Common Stock and to all other classes or series of stock issued by the Corporation. The rights, preferences, privileges, and restrictions granted to and imposed upon the Class C Preferred Stock are as follows:

            4.3.1. RIGHTS ON LIQUIDATION

            In the event of any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of Class C Preferred Stock shall be entitled to receive out of the assets of the Corporation legally available for distribution to stockholders (whether representing capital or surplus), before any payment or distribution shall be made on the Common Stock or any other class of stock of the Corporation ranking junior to the Class C Preferred Stock as to liquidation preference, cash in the amount of $6.38 per share (the "Class C Preferred Liquidation Distribution"). After the Class C Preferred Liquidation Distribution has been made and after the holders of shares of any other class or series of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up have received the full preferential amounts to which they are entitled, the holders of shares of Common Stock and any other class or series of stock entitled to participate with the Common Stock in the event of dissolution, liquidation or winding up shall be entitled to receive out of the assets of the Corporation legally available for distribution to stockholders (whether representing

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capital or surplus) cash in an aggregate amount equal to the amount of the Class
C Preferred Liquidation Distribution. Thereafter, the holders of shares of Class C Preferred Stock shall participate equally with the holders of shares of Common Stock and any other class or series of stock of the Corporation in the distribution of any remaining assets of the Corporation. If the assets distributable upon such dissolution, liquidation or winding up (as provided above) shall be insufficient to pay cash in an amount equal to the amount of the Class C Preferred Liquidation Distribution to the holders of shares of Class C Preferred Stock, then such assets or the proceeds thereof shall be distributed among the holders of the Class C Preferred Stock ratably in proportion to the respective amounts of the Class C Preferred Liquidation Distribution to which they otherwise would be entitled. Neither a consolidation nor a merger of the Corporation with or into any other corporation or corporations, nor the sale of transfer of all or any part of the assets of the Corporation, shall be deemed to be a dissolution, liquidation or winding up within the meaning of this paragraph.

            4.3.2. VOTING RIGHTS

            Except as otherwise required by law, the holders of shares of Class C Preferred Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and, share for share and without regard to class, together with the holders of all other classes of stock entitled to attend such meetings and to vote (except any class or series of stock having special voting rights), to cast one vote for each share registered in the name of each such holder upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders.

            4.3.3. CONVERSION

            The shares of Class C Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock of the Corporation at the rate of one share of Common Stock for each share of Class C Preferred Stock (as adjusted for any stock split or reclassification) on the earliest of the following (the "Class C Conversion Date"): (a) if the Securities and Exchange Commission issues in calendar year 1996 an order of effectiveness (or evidence thereof satisfactory to the Corporation) as to any registration statement for the sale of shares of Common Stock of the Corporation under the Securities Act of 1933, as amended (or any successor law), other than an order relating to an offering made primarily or exclusively to employees) (an "Effectiveness Order"), the 190th day after the day of such issuance; (b) the date of issuance after December 31, 1996 of an Effectiveness Order; or (c) December 19, 2000. The Corporation shall give notice of such conversion, in such form as may be approved by the Board of Directors of the Corporation, by first-class mail, postage prepaid, to each holder of record of shares of Class C Preferred Stock at the holder's address as recorded in the stock records of the Corporation, within 90 days before or after the Class C Conversion Date

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(although the failure to give such notice shall not affect the validity or effectiveness of such conversion). On and after the Class C Conversion Date, each holder of shares of Class C Preferred Stock shall be entitled to receive a certificate for the appropriate number of shares of Common Stock and shall thereafter have the same relative rights as each other holder of shares of Common Stock. All shares of Class C Preferred Stock outstanding on the Class C Conversion Date shall, whether or not the certificates for such shares shall have been surrendered for cancellation, be deemed to be no longer outstanding for any purpose and all rights with respect to such shares (except the right of the holders of the certificates for such shares to receive certificates for shares of Common Stock) shall thereupon cease and terminate.

            The issuance of any certificates for Common Stock on conversion of any share or shares of Class C Preferred Stock shall be made without charge to the holder of the shares of Class C Preferred Stock so converted or any tax in respect to the issuance of such certificates. The Corporation covenants that (i) all shares of Common Stock which may be issued upon conversion of the shares of Class C Preferred Stock will upon issuance be fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof;
(ii) the Corporation will not close its books against the transfer of shares of Class C Preferred Stock or of Common Stock issued or issuable upon conversion of the shares of Class C Preferred Stock in any manner which would interfere with the timely conversion of the shares of the Class C Preferred Stock; and (iii) the Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of effecting the conversion of shares of the Class C Preferred Stock, the full number of shares of Common Stock which would be deliverable upon the conversion of all outstanding shares of the Class C Preferred Stock. Shares of Class C Preferred Stock converted pursuant to this paragraph shall be canceled and retired and shall not be reissued.


      4.4.  PREFERRED STOCK

      The Board of Directors is authorized, subject to limitations prescribed by the Delaware General Corporation Law and the provisions of this Amended and Restated Certificate of Incorporation to provide, by resolution or resolutions from time to time and filing a certificate pursuant to the applicable provision of the Delaware General Corporation Law, for the issuance of the shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each such series, to fix the powers, designation, preferences, relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

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ARTICLE 5.         BOARD OF DIRECTORS


      5.1. INITIAL DIRECTORS; NUMBER; ELECTION

      The following persons, having the following mailing addresses and class designations, shall serve as the initial board of directors of the Corporation:

             NAME                                CLASS              MAILING ADDRESS

             Charles M. Brewer                    III               1430 West Peachtree,
                                                                    Suite 400
                                                                    Atlanta, Georgia  30309

             Campbell B. Lanier, III              III               910 First Avenue
                                                                    West Point, Georgia  31833

             Michael S. McQuary                   II                1430 West Peachtree
                                                                    Suite 400
                                                                    Atlanta, Georgia  30309

             William H. Scott, III                II                910 First Avenue
                                                                    West Point, Georgia  31833

             O. Gene Gabbard                      I                 910 First Avenue
                                                                    West Point, Georgia  31833

             Michael G. Misikoff                  I                 1430 West Peachtree,
                                                                    Suite 400
                                                                    Atlanta, Georgia  30309

      The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot. Except as otherwise provided in this Amended and Restated Certificate of Incorporation, each director of the Corporation shall be entitled to one vote per director on all matters voted or acted upon by the Board of Directors.

      The Board of Directors shall be divided into three classes (designated as Class I, Class II, and Class III), as nearly equal in number as possible. The initial term of Class I directors shall expire at the annual meeting of stockholders in 1996, that of Class II shall expire at the annual meeting in 1997, and that of Class III directors shall expire at the annual meeting in 1998, and in all cases as to each director until his or her successor shall be elected and shall qualify, or until his or her earlier resignation, removal from office, death or incapacity.

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      Subject to the foregoing, at each annual meeting of stockholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and until their successors shall be elected and qualified. Except as set forth below with respect to vacancies and newly created directorships, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

      If the number of directors is changed by resolution of the Board of Directors pursuant to this Article 5, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of an incumbent director.

      Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although fewer than a quorum, or by a sole remaining director. Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of this Amended and Restated Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof in office, or by a sole remaining director so elected. Each director so chosen shall hold office until the next election of directors, and until such director's successor is elected and qualified, or until the director's earlier death, resignation or removal. In the event that one or more directors resigns from the board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office until the next election of directors, and until such director's successor is elected and qualified, or until the director's earlier death, resignation or removal.

      5.2. MANAGEMENT OF BUSINESS AND AFFAIRS OF THE CORPORATION

      The business and affairs of the Corporation shall be managed by or under the directors of the Board of Directors.


      5.3. LIMITATION OF LIABILITY

      No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders;

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(b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article
5.3. shall be prospective only and shall not adversely affect any right or protection of, or any limitation of the liability of, a director of the Corporation existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.

ARTICLE 6.         INDEMNIFICATION

      Each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether by or in the right of the Corporation or otherwise (a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Corporation (and any successor to the Corporation by merger or otherwise) to the fullest extent authorized by, and subject to the conditions and (except as provided in the Corporation's Bylaws) procedures set forth in the Delaware General Corporation Law, as the same exists or may hereinafter be amended (but such amendment shall not be deemed to limit or prohibit the rights of indemnification hereunder for past acts or omissions of any such person insofar as such amendment limits or prohibits the indemnification rights that said law permitted the corporation to provide prior to such amendment) against all expenses, liabilities and losses (including attorney's fees, judgments, fines, ERISA taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith.


ARTICLE 7.         COMPROMISE OR ARRANGEMENTS

      Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of

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creditors, and/or of the stockholders or class of stockholders of the
Corporation, as the case may be, to be summoned in such manner as said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all of the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE 8.         AMENDMENT OF CERTIFICATE OF INCORPORATION

      The Corporation reserves the right, at any time and from time to time, to amend, alter, change, or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws for the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law, except that Sections 5.1 (Election of Directors), 5.3 (Limitation of Liability), and 6. (Indemnification) and this Article 8 may not be altered, amended or repealed except by the affirmative vote of at least two-thirds of the shares entitled to vote thereon and the affirmative vote of a majority of the members of the entire Board of Directors; and all rights, preferences, and privileges of any nature conferred upon stockholders, directors, or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article 8.


ARTICLE 9.         AMENDMENT OF BYLAWS

      In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation.

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
      IN WITNESS WHEREOF, MindSpring Enterprises, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed and attested by its duly authorized officers, this 14th day of March, 1996.


                                             MindSpring Enterprises, Inc.



                                             By:  /s/ CHARLES M. BREWER
                                                --------------------------------
                                             Name:    Charles M. Brewer
                                                  ------------------------------
                                             Title:   President & CEO
                                                   -----------------------------
ATTEST:


   /s/ MICHAEL MISIKOFF
------------------------------
Name:  Michael Misikoff
     -------------------------
Title: CFO, Sec.
      ------------------------












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